9


                           [LEXFORD, INC. LETTERHEAD]
                             6954 AMERICANA PARKWAY
                            REYNOLDSBURG, OHIO 43068
                      PHONE: 614/575-5202 FAX: 614/575-5217

                                     [Date]

                 ACTION REQUIRED TO RECEIVE POTENTIAL CASH DISTRIBUTION OF UP TO
                                                              $[X,XXX] PER UNIT.

Re: [Partnership Name] (the "Partnership")

Dear Limited Partner:

         Lexford, Inc. (formerly Cardinal Realty Services, Inc.) 1, Managing General Partner of the Partnership, recently announced plans to consolidate ownership of real estate presently owned by syndicated limited partnerships in which Lexford, Inc. serves as the general partner. Lexford, Inc. seeks your consent to dispose of the Partnership's property in early 1998. If completed, the proposed transaction will result in a CASH DISTRIBUTION TO YOU IN THE AMOUNT OF [$X,XXX]PER UNIT of limited partner interest, which Lexford, Inc. believes is at least equal to any cash distribution you could receive as a result of any alternatives available to the Partnership. The proposed transaction must receive the consent of a majority of the Partnership's outstanding limited partner Units. Additionally, you may be able to utilize any previously suspended tax benefits depending upon your individual tax situation. Please consult your tax advisor with regard to actual tax benefits available to you. THE CASH DISTRIBUTION WILL ONLY BE PAID IF THE TRANSACTION RECEIVES THE CONSENT OF A MAJORITY OF OUTSTANDING LIMITED PARTNER UNITS AND IS CONSUMMATED. If we receive your consent by [DATE] and the transaction is consummated you will be entitled to an additional cash payment of [$X,XXX] per Unit to assist you in paying any taxes relating to the transaction.

                 CURRENT FINANCIAL CONDITION OF THE PARTNERSHIP

         After many difficult years, our property has finally appreciated to the point where there is equity for the limited partners as set forth in Section A.7 of the attached Appendix A. Due to the current strong real estate market for multifamily properties, we believe it is an opportune time to dispose of the Partnership's property, which transaction would result in a cash distribution in the amount of $X,XXX per Unit of limited partner interest if the transaction receives the consent of a majority of the Partnership's outstanding limited partner Units and is consummated.

--------
1 Cardinal Realty Services, Inc. changed its name to Lexford, Inc. effective October 7, 1997 in order to better reflect its mission under new management. There was no change of ownership of the company.

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
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                        TRANSACTION SUMMARY AND BENEFITS

         We have determined that it is in the best interests of both the limited partners and Lexford, Inc. for a Lexford affiliate to acquire 100% ownership of the Partnership's property. We have further determined that the most efficient and economic way to achieve 100% ownership is to seek your consent to a merger of the Partnership with a wholly-owned affiliate of Lexford, Inc. The consent of the limited partners holding a majority of the Partnership's outstanding limited partner Units is required to authorize the disposition of the Partnership's property. Accordingly, we request your consent to amend the Partnership's Agreement of Limited Partnership to authorize us to effect a merger of the Partnership with another entity or to sell the Partnership's property, each of which would result in the cancellation of your Unit(s). Additionally, if we receive your consent to the transaction by [DATE], the transaction receives the consent of a majority of the Partnership's outstanding limited partner Units and is consummated, you will receive a voluntary payment in addition to the expected cash distribution, as shown in Section C of the attached Appendix A. The form of the Amendment to the Agreement of Limited Partnership as well as the form of Consent we ask you to sign and return to us are included with this letter. Provided that the limited partners consent, it is our present intention to transfer the Partnership's property during the second quarter of 1998, with the cash distributions to occur promptly thereafter. However we reserve the right to change our plans to transfer the Partnership's property based upon facts and circumstances which may develop prior to that time.

Benefits to Limited Partners

         This transaction will allow limited partners to (i) receive a cash distribution in the amount of up to [$X,XXX] per Unit of limited partner interest, (ii) eliminate the omnipresent specter of future "recapture taxes" (if applicable) at marginal rates lower than ever before and (iii) rid themselves of their own tax and investment recordkeeping requirements. Additionally, Section B of Appendix A may indicate that you will have a tax loss relating to the transaction. (For further explanation, please see the first paragraph under the heading "Federal Income Tax Considerations" below.) However, you should consult your tax advisor with respect to the availability of these tax attributes. If such a transfer is accomplished, you would receive a final (1998) K-1 in 1999. Once and for all, the Partnership can be REMOVED FROM YOUR TAX AND ESTATE PLANNING, along with concerns about possible future phantom (non-cash) income such as debt discharge income, depreciation recapture, imputed gain on sale (negative capital account recapture), etc.

Benefits to Lexford

         We believe that Lexford, Inc. may derive more favorable economic benefits from ownership of the Partnership property than a third party because of the size and uniformity of Lexford, Inc.'s overall portfolio of apartment complexes. If the proposed transaction occurs, Lexford, Inc. can then seek to recover its second mortgage or other interests in the Partnership's property without the cost and administrative burden of limited partner financial and tax reporting and communications.


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                        FEDERAL INCOME TAX CONSIDERATIONS

         While each limited partner's tax situation is unique, we estimate that, upon disposition of the Partnership's property, a limited partner holding one Unit of limited partner interest will have an adjusted capital account balance as set forth under Section B of Appendix A. If a deduction for suspended passive activity losses is shown on Appendix A, this analysis assumes that passive activity losses have been disallowed in prior years and carried forward, as required by law, and have not been utilized in other income offsetting transactions, in which case, a tax benefit may be available to you upon disposition. If the adjusted capital account is shown as a deficit, a limited partner will incur federal "recapture taxes" on amounts claimed (as of December 31, 1996) as losses in previous tax years to the extent such claimed losses exceed the limited partner's investment in the Partnership, a substantial portion of which would represent "depreciation recapture" taxes at a "special rate" of not more than 25% (compared to a rate of up to 39.6% at the current tax rate on ordinary income). Any remaining taxable income or gain should be taxed as capital gain (assuming, among other things, you will have been a limited partner of the Partnership for at least 18 months) at a federal rate of not more than 20% (compared to a rate of up to 28% under prior law). THERE CAN BE NO ASSURANCE THAT THESE REDUCED RATES WILL REMAIN IN EFFECT IN FUTURE YEARS.

         If you have received debt discharge income in prior years, you may have elected to defer this income, and instead reduce the basis in your share of the Partnership's property. In such situations, you may recognize a gain that is greater than the analysis shows. Please consult your tax advisor on this matter, both with regard to whether an election has been made in prior years, and with regard to the tax consequences of the current proposed transaction in light of any such prior election. Of course, these are only estimates and your personal income tax situation may vary. Accordingly, we urge you to consult your own tax advisor for advice specific to your personal tax situation.

         If your capital account is shown as a deficit, failure to consummate this transaction could place you in the position of recognizing non-cash ordinary income from continuing operations, taxable at rates of up to 39.6%. Generally, to the extent your tax capital account is negative, federal tax law will seek ways to impute "recapture" income to you. For example, this income can arise from any refinancing of the property's debt, especially when debt is reduced or forgiven. Taxable income will also increase to all partners as federal tax depreciation is exhausted on the property. Finally, basis for allocating losses to you may have previously been available to you, by operation of federal tax law, through your allocation of the basis in the second mortgage. Regulations developed by the U.S. Department of Treasury will ultimately require you to recapture any losses previously allowed for your portion of this obligation.

         THE CASH DISTRIBUTIONS WILL ONLY BE PAID TO LIMITED PARTNERS IF THE TRANSACTION RECEIVES THE CONSENT OF A MAJORITY OF THE PARTNERSHIP'S OUTSTANDING LIMITED PARTNER UNITS AND IS CONSUMMATED. PLEASE SIGN AND RETURN THE ENCLOSED CONSENT OF LIMITED PARTNER IN THE POSTAGE PAID ENVELOPE PROVIDED OR BY FACSIMILE (614/575-5217) BY [DATE].


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         If you have any questions  regarding the contents of this letter,  feel free to call Corporate Investor Communications, Inc. at 800/248-5108 or our limited partner inquiry line at 614/575-5202 and Jeff Meyer, Assistant Vice President, Lee Blackburn, Portfolio Manager, or Dana Lochard, Investor Services Representative, will return your call.

                                Very truly yours,

                                  LEXFORD, INC.
                               (formerly known as
                         Cardinal Realty Services, Inc.)

                                /s/ Paul R. Selid

                             By:    Paul R. Selid
                                    Senior Vice President


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      INSTRUCTIONS FOR DELIVERY OF CONSENT AND RECEIPT OF CASH DISTRIBUTION

       *      Sign the enclosed Consent of Limited Partner.

       * Return the signed Consent of Limited Partner in the enclosed postage paid envelope OR fax the signed Consent of Limited Partner to 614/575-5217. Facsimile transmissions will be recognized if the transmission is received by Lexford by [DATE] and an original copy of the signed Consent of Limited Partner as transmitted is received within 7 days following [DATE].

        * If the proposed transaction receives the consent of a majority of the Partnership's outstanding limited partner Units and the proposed transaction occurs, no further action is required by you to receive the cash distribution - you will receive your cash distribution within 10 days of the consummation of the transaction, which is expected to occur in the second quarter of 1998 (no later than June 30, 1998).


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                           CONSENT OF LIMITED PARTNER
                           --------------------------

          The undersigned limited partner(s) in [Partnership Name](the "Partnership"), hereby consents to (i) the amendment of the Partnership's [Agreement] to authorize [General Partner Name], general partner of the Partnership (the "General Partner"), to negotiate, execute and deliver any and all documents and to take any and all actions necessary to merge the Partnership with or into another entity or sell the Partnership's property in accordance with the terms and conditions of the Amendment to Agreement of Limited Partnership attached to this Consent as Exhibit A or (ii) a sale of the Partnership's property to a wholly-owned affiliate of the General Partner.

         The undersigned limited partner(s) hereby irrevocably constitutes and appoints the General Partner the true and lawful attorney-in-fact in such Limited Partner's name, stead and place to make, execute, sign, acknowledge and file, if necessary, the Amendment to Agreement of Limited Partnership substantially in the form attached to this Consent as Exhibit A. The foregoing grant of power of attorney is coupled with an interest.

                     THE GENERAL PARTNER RECOMMENDS THAT ALL
               LIMITED PARTNERS CONSENT TO THE PROPOSED AMENDMENT.


__________________________________  ___________________________    _____________
Signature of Custodian or Trustee*  Signature                      Date
(Required for all Custodial
         Accounts)
                                    ___________________________
                                    Print Name


                                    ___________________________    _____________
                                    Signature, if held jointly*    Date


                                    ___________________________
                                    Print Name

* When limited partnership interest(s) are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When the limited partnership interest(s) are held of record by a tax-exempt Limited Partner (such as an IRA account), the signature of the custodian or trustee is also required. If a corporation, please have signed in full corporate name by the President or other authorized officer. If a partnership, please have signed in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT FORM BY [DATE] USING THE ENCLOSED ENVELOPE OR FACSIMILE (614/575-5217).


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                                                                       EXHIBIT A
                                    AMENDMENT
                                       TO
                             [Partnership Agreement]
                                       OF
                               [Partnership Name]

          This Amendment ("Amendment") to the ("Partnership Agreement") of [Partnership Name] (the "Partnership") is made effective this day of , 199 , by and among [General Partner Name][Co- General Partner Name] (the "General Partner(s)") and those individuals listed on Schedule A to this Amendment as limited partners (the "Limited Partners"), and hereby amends the Partnership Agreement.

                                    RECITALS

         A. Terms which are used but not otherwise defined in this Amendment have the meanings given them in the Partnership Agreement.

         B. Section 20.01 of the Partnership Agreement provides that no amendment of the Partnership Agreement shall be effective or binding upon the General or Limited Partners unless the same shall have been agreed to by the General Partner(s) and the Limited
              Partners holding at least fifty-one percent (51%) of the outstanding units of the Partnership.

         C. The General Partner(s) and the Limited Partners holding at least fifty-one percent (51%) of the outstanding units of the Partnership desire to amend the Partnership Agreement as set forth below.

                                    AMENDMENT

         Effective upon the execution of this Amendment, the Partnership Agreement is amended as follows:

1. Section 15.01 shall be amended by adding the following paragraph as the final paragraph of Section 15.01:

The Managing General Partner shall have the authority, in its sole discretion, to negotiate, execute and deliver any and all documents and to take any and all actions necessary to merge the Partnership with or into another entity, which entity may be affiliated with the Partnership, the General Partner of the Partnership or any shareholder, member, partner, or any other person holding an equity interest in the Partnership or the General Partner of the Partnership. Any such merger may be effected upon such terms and conditions (including, without limitation, terms providing for the cancellation of any units of the Partnership outstanding prior to the merger transaction for such consideration, if any, deemed reasonable by the Managing General Partner) as the Managing General Partner may determine in its sole discretion.

2. Should this Amendment contradict with any of the other terms and conditions of the Partnership Agreement, the terms of this Amendment shall control.


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3. All other terms and conditions of the  Partnership  Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GENERAL PARTNER(S):

___________________________________          ___________________________________


By: _______________________________          By: _______________________________


         By: ______________________                 By:  _______________________

         Its:______________________                 Its: _______________________

LIMITED PARTNERS

By: _____________________________,
         as Attorney-in-fact

         By: ______________________

         Its:______________________


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
                                   APPENDIX A

                           NAME OF LIMITED PARTNERSHIP
                          CURRENT FINANCIAL INFORMATION

Name of Partnership: Name of Limited Partnership ("Partnership")
Name of General Partner: Lexford, Inc. ("General Partner")

     SECTION A: VALUATION OF PROPERTY AND LIMITED PARTNER EQUITY
1.   Fair Market Value Estimate of Partnership Property:1                                         X,XXX,XXX
2.   1st and 2nd Mortgage Indebtedness (owed to non-affiliate of General Partner):    X,XXX,XXX
3.   2nd Mortgage and Other Advances (owed to General Partner or its affiliate):        XXX,XXX
4.   Other Net Liabilities/(Assets):                                                     XX,XXX
                                                                                   ------------
5.   Total Partnership Obligations:                                                               X,XXX,XXX
                                                                                                ------------
6.   Net Partnership Equity in Property:2                                                           XXX,XXX
                                                                                                ============
7.   Average Value of One Limited Partner Investment Unit in Partnership:                             X,XXX
                                                                                                ============
     SECTION B: SUMMARY OF SALIENT LIMITED PARTNER TAX INFORMATION
    (BASED ON OWNERSHIP OF ONE LIMITED PARTNER INVESTMENT UNIT, ON AVERAGE)3
1.   Limited Partner Capital Account Surplus/(Deficit) - Tax Basis:                                 (XX,XXX)
2.   Total Potential Distributions to Limited Partners (as set for in Section C.3 below):            (X,XXX)
                                                                                                ------------
3.   Total Projected (Income)/Loss to Limited Partners                                              (XX,XXX)
4.   Estimated Suspended Passive Activity Losses:4                                                   XX,XXX
                                                                                                ------------
5.   Net Taxable Loss/(Gain):                                                                       (XX,XXX)
                                                              Assumed Tax Rate:                          31%
                                                                                                ------------
6.   Estimated Average Limited Partner Tax  Benefit/(Liability) per unit (based on
     tax rate of 31%): 5                                                                             (X,XXX)
                                                                                                ============
     SECTION C:  PROPOSED PAYMENT/DISTRIBUTIONS TO LIMITED PARTNERS
              (ALL AMOUNTS PER ONE LIMITED PARTNER INVESTMENT UNIT)
1.   Distribution of Limited Partner Equity in Partnership Property:                                  X,XXX
2.   Voluntary Payment:                                                                               X,XXX
                                                                                                ------------
3.   Total Potential Distributions to Limited Partners:                                               X,XXX
                                                                                                ============

THIS ANALYSIS WAS PREPARED BY THE GENERAL PARTNER. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN REAL ESTATE AND TAX ADVISORS, ATTORNEYS AND ACCOUNTANTS WITH SPECIFIC REFERENCE TO THE ABOVE ANALYSIS, THEIR OWN TAX SITUATION AND POTENTIAL CHANGES IN APPLICABLE LAW.

1 The valuation methodology for the estimated fair market value is an accepted industry valuation model for income-producing real estate, which involves (i) deriving net operating income over the prior 12 months ended September 30, 1997, (ii) subtracting $300 per unit for a replacement reserve from net operating income, (iii) applying a capitalization rate of 10.25% to the result and (iv) subtracting a sales cost of 4%. Capitalization rate is defined as the present value rate of return of income-producing property expressed as a percentage. For example, a capitalization rate of 10% applied to a property producing $10,000 in annual net income results in a present market value of $100,000.

2 The Partnership's equity in the property is computed by subtracting the Partnership's liabilities (including mortgage debt and advances from the General Partner or its affiliate) from the estimated fair market value of the property.

3  Your actual investment history may differ. Please consult your tax advisor.

4 This amount assumes each Limited Partner has not utilized Passive Activity Losses on prior tax returns.

5 Assumes federal tax rate of 25% (based on capital gains tax rate applicable to depreciation recapture) and 6% for state and local taxes. Actual effective tax rate may be lower for portion of gain in excess of depreciation recapture. And may be higher for any voluntary payment.

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